EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion of our report dated April 16, 2007 relating to the consolidated balance sheet of The Enlightened Gourmet, Inc. and Subsidiary as of December 31, 2006 and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2006 in this Form SB-2 Registration Statement and any amendment thereto of The Enlightened Gourmet, Inc.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Mahoney Sabol & Company

MAHONEY SABOL & COMPANY

Glastonbury, Connecticut

June 15, 2007